UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2026

INSMED INCORPORATED
(Exact name of registrant as specified in its charter)

Virginia	000-30739	54-1972729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 US Highway 202/206 Bridgewater, New Jersey	08807 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 977-9900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INSM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2026, the Board of Directors (the “Board”) of Insmed Incorporated (the “Company”) appointed Paul Hudson and Utpal Koppikar as members of the Board, effective October 19, 2026. Mr. Hudson serves as a Class II director, and Mr. Koppikar serves as a Class I director, with each subject to election at the Company’s 2027 Annual Meeting of Shareholders. Mr. Hudson has been appointed to serve on the Board’s Compensation Committee, and Mr. Koppikar has been appointed to serve on the Board’s Audit Committee.

Mr. Hudson brings more than three decades of senior executive leadership across some of the world’s most prominent biopharmaceutical companies. He most recently served as Chief Executive Officer (“CEO”) of Sanofi S.A. from September 2019 through February 2026, where he led a sweeping transformation of the organization. Prior to Sanofi, Mr. Hudson served as CEO of Novartis Pharmaceuticals from 2016 to 2019 and as a member of the Novartis Executive Committee. His career in healthcare has spanned the globe, with roles in the U.S., Japan, and Europe. Prior to Novartis, he held a series of senior operational and commercial leadership positions at AstraZeneca, including President of AstraZeneca United States and Executive Vice President, North America. Mr. Hudson began his career in sales and marketing roles at Schering-Plough, GlaxoSmithKline UK, and Sanofi-Synthélabo UK.

Mr. Koppikar is a seasoned biopharma finance executive with a distinguished track record of driving financial leadership across multiple stages of company growth. He has served as Chief Financial Officer (“CFO”) at Verily Health Inc., a healthcare data intelligence company focused on enabling more personal, predictive, and precise health solutions, since April 2023, where he is responsible for the finance, real estate and workplace services, and corporate development functions. Previously, Mr. Koppikar served as Executive Vice President and CFO at Atara Biotherapeutics from 2018 to 2023. Prior to Atara, he held several senior financial leadership positions at Gilead Sciences and Amgen. Mr. Koppikar currently serves on the Board of Directors of C4 Therapeutics, Inc. (Nasdaq: CCCC).

In connection with their service on the Board, each of Mr. Hudson and Mr. Koppikar will receive an annual cash retainer of $65,000, prorated in the current year based on the date of appointment. As a member of the Compensation Committee, Mr. Hudson will receive an additional annual cash retainer of $12,500, prorated in the current year based on the date of appointment. As a member of the Audit Committee, Mr. Koppikar will receive an additional annual cash retainer of $12,500, prorated in the current year based on the date of appointment. In addition, each of Mr. Hudson and Mr. Koppikar will receive a grant of restricted stock units (“RSUs”) with a grant date fair value of approximately $585,000. The RSUs will vest in equal parts on each of the first three one-year anniversaries of the date of the award, provided that each of Mr. Hudson and Mr. Koppikar remain a director on each such vesting date.

There is no arrangement between either Mr. Hudson or Mr. Koppikar and any person pursuant to which they were selected as a director. Each of Mr. Hudson and Mr. Koppikar has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 7.01	Regulation FD Disclosure.

On October 20, 2026, the Company issued a press release announcing the appointments of Mr. Hudson and Mr. Koppikar. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Insmed Incorporated on October 20, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2026	INSMED INCORPORATED

	By:	/s/ Michael A. Smith
	Name:	Michael A. Smith
	Title:	Chief Legal Officer and Secretary